Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the inclusion in the Registration Statement of Fortis Inc. (“Fortis”) on Form F-4 and in the Proxy Statement/Prospectus of ITC Holdings Corp. (“ITC”) and Fortis, which is part of the Registration Statement, of our opinion dated February 8, 2016 appearing as Annex D to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of ITC’s Financial Advisors,” “Proposal 1: The Merger—Background of the Merger,” “Proposal 1: The Merger—ITC’s Reasons for the Merger; Recommendation of the ITC Board of Directors,” “Proposal 1: The Merger—Opinions of ITC’s Financial Advisors,” “Proposal 1: The Merger—Certain Financial Projections Utilized by the ITC Board of Directors and ITC’s Financial Advisors” and “Proposal 1: The Merger—ITC Management Projections.” For the avoidance of doubt, the foregoing consent is limited to the date hereof and does not apply with respect to any registration statement or proxy statement/prospectus dated subsequent to the date hereof. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Morgan Stanley & Co. LLC

By:	/s/ Rakesh Shankar
Rakesh Shankar
Executive Director

New York, New York
March 17, 2016